Exhibit 10.2
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”), effective as of the Start Date (defined below) is by and between Kent Davies (the “Executive”) and Haemonetics Corporation (the “Company”) (together, the “Parties”).
Introduction
WHEREAS, the Executive currently serves as the Chief Operating Officer (the “COO”) of the Company; and
WHEREAS, the Parties have agreed to memorialize and revise the terms and conditions of Executive’s employment in accordance with the provisions set forth below.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Term. The Company shall employ the Executive for a term commencing on March 1, 2016 (the “Start Date”) and continuing until December 31, 2016 or such earlier date as this Agreement is terminated pursuant to Section 5 below (the “Term”).
2.    Position and Duties. The Executive shall serve as the COO reporting to the Company’s Chief Executive Officer (“CEO”). The Executive shall have such duties and responsibilities commensurate with his position as the Board or the CEO may assign.
3.    Full Time and Best Efforts. The Executive shall use his best and full efforts to promote the interests of the Company and shall devote substantially all business time to the faithful performance of his duties and responsibilities hereunder. The Executive may engage in other community and civic activities as long as such activities do not unreasonably interfere with the performance of his duties hereunder.
4.    Compensation and Benefits. The Executive shall receive compensation and benefits during the Term as follows:
(a)    Salary. Executive shall receive a salary at an annual rate equal to $1,030,008.00, or $39,615.69 bi-weekly payable in equal installments pursuant to the Company’s normal payroll practices.
(b)    Bonus. Executive shall remain eligible to participate in the Company’s Fiscal 2016 Worldwide Bonus Plan, and shall be eligible to participate in the Company’s Fiscal 2017 Worldwide Bonus Plan (each such plan, a “Bonus Plan”), with a target bonus potential of 75% of Executive’s base salary as in effect immediately prior to the date of this Agreement

($515,000) based on achievement of select metrics annually approved by the Board, such as financial metrics and individual performance ratings (the “Bonus”). The payment of any Bonus will be determined in accordance with the terms of the applicable Bonus Plan.
(c)    Equity. Effective as of the date of this Agreement, Executive will no longer be eligible to participate in the Company’s 2005 Long-Term Incentive Compensation Plan or in any other long-term incentive or equity plan maintained by the Company. Executive will retain his rights under his prior equity awards, including but not limited to the on-going vesting of those equity awards as originally scheduled, subject to the terms and conditions of the applicable plans and agreements.
(d)    Benefits. Executive shall remain entitled to participate in all of the Company’s standard employee benefit plans, policies and programs as are generally available to other executive employees of the Company from time to time, in accordance with and subject to the then existing terms and conditions of such benefit plans, policies and programs. Executive will receive four (4) weeks of paid vacation per year, accrued on a pro-rata basis and subject to the terms of the Company’s regular vacation policies.
(e)    Expenses. Executive shall be entitled to reimbursement of all reasonable expenses incurred in the ordinary course of business on behalf of the Company, subject to compliance with the Company’s reimbursement policies then in effect. All such reimbursements shall be made promptly, and in no event later than the end of the year following the year in which the expenses were incurred.
(f)    Withholding. The Company may withhold from compensation payable to the Executive all applicable federal, state and local withholding taxes.
5.    Termination.
(a)    General. Executive’s employment hereunder may be terminated at any time for any reason, upon written notice from the Company’s Board of Directors (the “Board”) except in the case of a termination for Cause (as defined in the Executive Severance Agreement) in which case no notice shall be required other than as required to satisfy the Cause requirements. Executive may also terminate his employment hereunder for any reason, upon thirty (30) days prior written notice to the Board.
(b)    Effects of Termination. Upon termination for any reason hereunder, the Company shall pay to the Executive (i) any unpaid salary and accrued, unused vacation owed as of the effective date of termination, and (ii) if not previously paid, the bonus, if any, set forth in Section 4(b) above. Executive shall also be reimbursed for all expenses owed under Section 4(e) above.
(c)    Severance. In addition, the Company shall provide Executive with such severance (if any) as he may be entitled to under the terms set forth in the January 13, 2016 Executive Severance Agreement between Executive and the Company (the “Executive Severance Agreement”) or the May 12, 2014 Change in Control Agreement between Executive and the Company (the “Change in Control Agreement”), as applicable upon execution of a General Release in a form substantially similar to Exhibit A. The Executive Severance Agreement and the Change in Control Agreement are hereby incorporated by reference.
In addition, for purposes of the Executive Severance Agreement, and notwithstanding any language therein to the contrary, the Company agrees that a “Qualifying Termination” shall include (in addition to the definition set forth in the Executive Severance Agreement) termination of Executive’s employment due to (i) Executive giving notice on, and effective as of, December 31, 2016, of his voluntary resignation from the Company, or (ii) the expiration of the term of this Agreement.
In addition, within thirty days following a Qualifying Termination (as defined in the Executive Severance Agreement, as modified by this Section 5(c)), the Company shall pay a pro-rated Bonus to the Executive, based upon the performance of the Company as of the fiscal quarter in which the Qualifying Termination occurs. The pro-ration of the Bonus shall reflect the date of the Qualifying Termination within the then-effective performance period under the applicable Bonus Plan. This Bonus payment shall be an additional Severance Benefit under the Executive Severance Agreement and shall be subject to the terms and conditions of other Severance Benefits under the Executive Severance Agreement.
6.    Confidential Information. The Executive agrees that during the Executive’s employment with the Company, whether or not under this Agreement, and at all times thereafter:
(a)    The Executive will not at any time, directly or indirectly, disclose or divulge any Confidential Information (as hereinafter defined), except as required in connection with the performance of the Executive’s duties for the Company, and except to the extent required by law, subpoena or court order (but only after the Executive has provided the Company with reasonable notice and opportunity to take action against any legally required disclosure). As used herein, “Confidential Information” means all trade secrets and all other information of a business, financial, marketing, technical or other nature relating to the business of the Company including, without limitation, any customer or vendor lists, financial statements and projections, know-how, pricing policies, operational methods, methods of doing business, technical processes, formulae, designs and design projects, inventions, computer hardware, software programs, business plans and projects pertaining to the Company and including any information of others that the Company has agreed to keep confidential; provided, that Confidential Information shall not include any information that has entered or enters the public domain through no fault of the Executive.
(b)    The Executive shall make no use whatsoever, directly or indirectly, of any Confidential Information at any time, except as required in connection with the performance of the Executive’s duties for the Company.
(c)    Upon the Company’s request at any time and for any reason, the Executive shall immediately deliver to the Company all materials (including all soft and hard copies) in the Executive’s possession that contain or relate to Confidential Information and all other Company documents and property.

(d)    All Developments made by the Executive, either alone or in conjunction with others, at any time or at any place during the Executive’s employment with the Company (both prior to and during the Term), whether or not reduced to writing or practice during such period of employment, shall be and hereby are the exclusive property of the Company without any further compensation to the Executive. In addition, without limiting the generality of the prior sentence, all Developments which are copyrightable work by the Executive are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the Company. “Developments” means any and all inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein that (i) relate to the business in which the Company is engaged or in which the Company intends to engage during Executive’s employment with the Company, (ii) are or were created or improved in whole or in part by using any Company resources, data, facilities or equipment, or (iii) are or were created or improved within the scope of Executive’s employment.
(e)    The Executive shall promptly disclose the Developments to the Company. If any Development is not the property of the Company by operation of law, this Agreement or otherwise, the Executive will, and hereby does, assign to the Company all right, title and interest in such Development, without further consideration, and will assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain and defend the Company’s rights in such Development. The Executive shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country which the Company desires to file and relates to any Development. The Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as such Executive’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Executive’s death or incapacity), to act for and in the Executive’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings or such other similar documents with the same legal force and effect as if executed by the Executive. Executive waives all claims to moral rights in the Developments.
(f)    Nothing in this Agreement, however, precludes the Executive from communicating with any government agency including but not limited to the Securities and Exchange Commission, the Department of Labor or the Equal Employment Opportunity Commission.
7.    Restrictive Covenants. The Executive acknowledges that (i) the services to be performed by the Executive under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character and (ii) the provisions of this Section 7 are reasonable and necessary to protect the Company’s business, goodwill and Confidential Information. The Executive therefore agrees that during the Executive’s employment with the Company, whether or not under this Agreement, and for a period of one year after expiration or termination of Executive’s employment with the Company for any reason whatsoever:
(a)    the Executive will not, directly or indirectly, individually or as a consultant to, or an employee, officer, director, manager, stockholder, partner, member, investor, lender or other owner or participant in any business entity, other than the Company, engage in or assist any other person or entity to engage in any business which competes with any business in which the Company is engaging or in which the Company plans to engage, during or at the time of termination of the Executive’s employment, anywhere in the United States or anywhere else in the world where the Company does business or plans to do business during the Executive’s employment;
(b)    the Executive will not, directly or indirectly, (i) solicit, divert or take away, or attempt to solicit, divert or take away, the business or relationship of the Company with any of its customers, clients, distributors, dealers, referral sources, business partners, suppliers, vendors, service providers, consultants, lenders, investors, landlords, licensors or attorneys or any other person or entity with whom the Company does business (collectively, “Business Partners”), or (ii) otherwise interfere with the Company’s business relationship with any of its Business Partners;
(c)    the Executive will not, directly or indirectly, solicit, recruit, hire or engage, or otherwise interfere with the business relationship of the Company with, any current or former employee of the Company, other than any person who ceased to be employed by the Company for a period of at least twelve (12) months; and
(d)    the Executive will not, directly or indirectly, assist any person or entity in performing any activity prohibited by Sections 7(a), 7(b) or 7(c).
8.    Non-Disparagement. During the Executive’s employment with the Company, whether or not under this Agreement, and at all times thereafter, the Executive will not, directly or indirectly, make any disparaging statements, written or oral, about the Company or any of its directors, officers, employees, stockholders, affiliates, managers, members, partners, agents, attorneys or representatives. This Section shall not, however, prohibit the Executive from testifying truthfully as a witness in any court proceeding or governmental investigation, from engaging in the activities described in Section 6(f) above, or from making nonpublic comments in the course of his duties as COO of the Company.
9.    Remedies. Without limiting the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in Sections 6 through 8 herein could result in irreparable injury to the Company for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the Executive from engaging in any activities prohibited by Sections 6 through 8 herein or such other equitable relief as may be required to enforce specifically any of the covenants of Sections 6 through 8 herein. In the event of such a breach, the Company shall be entitled to recover from the Executive all reasonable attorneys’ fees and costs incurred by it in connection with such breach. Additionally, if Executive violates Section 7 of this Agreement, the temporal period applicable to that Section shall be extended by the period of time during which such violation occurred.
10.    Review of Agreement; Reasonable Restrictions. The Executive (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, (b) acknowledges that the duration, geographical scope and subject matter of Sections 6, 7, and 8 of this Agreement are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests, reputation, and Confidential Information of the Company and its affiliates, and (c) will be able to earn a satisfactory livelihood without violating this Agreement.
11.    Survival. The provisions of Sections 6 through 21 of this Agreement shall survive the Term of this Agreement and the termination of the Executive’s employment with the Company, and shall continue thereafter in full force and effect in accordance with their terms.
12.    Enforceability. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.
13.    Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by e-mail or fax, by United States mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, or otherwise actually delivered: (a) if to the Executive, at the address (or to the facsimile number) shown on the records of the Company, and (b) if to the Company, to Sandra L. Jesse, Chief Legal Officer, Haemonetics Corporation, 400 Wood Road, Braintree, MA 02169, (sandra.jesse@haemonetics.com); or (c) or at such other address as may have been furnished by such person in writing to the other parties. Any such notice, demand or communication shall be deemed given on the date given, if delivered in person, e-mailed or faxed, on the date received, if given by registered or certified mail, return receipt requested or given by overnight delivery service, or three days after the date mailed, if otherwise given by first class mail, postage prepaid.
14.    Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to its choice of law provisions. Any proceeding arising out of or relating to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Massachusetts. This provision may be filed with any court as written evidence of the knowing, voluntary, and irrevocable agreement between the Parties to waive any objections to jurisdiction, venue or convenience of forum.

15.    Amendments and Waivers. This Agreement may be amended or modified only by a written instrument signed by the Company and the Executive. No waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such waiver is sought unless it is made in writing and signed by or on behalf of such party. The waiver of a breach of any provision of this Agreement shall not be construed as a waiver or a continuing waiver of the same or any subsequent breach of any provision of this Agreement. No delay or omission in exercising any right under this Agreement shall operate as a waiver of that or any other right.
16.    Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns, except that the rights and obligations of the Executive hereunder are personal and may not be assigned without the Company’s prior written consent. Any assignment of this Agreement by the Company shall not be considered a termination of the Executive’s employment. This Agreement shall continue to be binding and enforceable in full notwithstanding any changes that may occur in the terms or conditions of the Executive’s employment with the Company.
17.    Entire Agreement. This Agreement constitutes the final and entire agreement of the Parties with respect to the matters covered hereby and replaces and supersedes all other agreements and understandings relating hereto and to the Executive’s employment, other than the Executive Severance Agreement, the Change in Control Agreement, and the plans and agreements referenced in Section 4(c) above.
18.    Counterparts. This Agreement may be executed in any number of counterparts, including counterpart signature pages or counterpart facsimile or electronic signature pages, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
19.    Interpretation. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement.
20.    Notification of New Employer. In the event that the Executive is no longer an employee of the Company, and during the one year following the termination of his employment, the Executive will give notice to the Company of each new business activity Executive plans to undertake, at least (10) business days after beginning any such activity. The notice shall state the name and address of the person, corporation, association or other entity or organization (each, an “Entity”) for whom such activity is undertaken and the nature of Executive’s business relationship or position with the Entity. Executive further agree to provide the Company with other pertinent information concerning such business activity as the Company may reasonably request in order to determine Executive’s continued compliance with his obligations under this Agreement. However, in all cases, the Executive’s obligation to notify the Company shall be limited to information that is public and non-confidential and that subsequently becomes public and non-confidential during the one year following the termination of his employment.
21.    Section 409A. The Parties intend for this Agreement to comply with and be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended and the United States Department of Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”). Each payment in a series of payments provided to the Executive pursuant to this Agreement will be deemed a separate payment for purposes of Section 409A. If any amount payable under this Agreement upon a termination of employment is determined by the Company to constitute nonqualified deferred compensation for purposes of Section 409A (after taking into account the short-term deferral exception and the involuntary separation pay exception of the regulations promulgated under Section 409A which are hereby incorporated by reference), such amount shall not be paid unless and until the Executive’s termination of employment also constitutes a “separation from service” from the Company for purposes of Section 409A. In the event that the Executive is determined by the Company to be a “specified employee” for purposes of Section 409A at the time of his separation from service with the Company, any payments of nonqualified deferred compensation (after giving effect to any exemptions available under Section 409A) otherwise payable to the Executive during the first six (6) months following his separation from service shall be delayed and paid in a lump sum upon the earlier of (i) the Executive’s date of death, or (ii) the first day of the seventh month following the Executive’s separation from service, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent any expense, reimbursement or in-kind benefit provided to the Executive constitutes nonqualified deferred compensation for purposes of Section 409A, (x) the amount of any expense eligible for reimbursement or the provision of any in-kind benefit with respect to any calendar year shall not affect the amount of expense eligible for reimbursement or the amount of in-kind benefit provided to the Executive in any other calendar year, (y) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be subject to liquidation for any other benefit.
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IN WITNESS WHEREOF, the Parties have executed this Agreement under seal as of the date last written below.

HAEMONETICS CORPORATION
Date:	March 9, 2016
/s/ Ronald Gelbman
Ronald Gelbman
Interim Chief Executive Officer

EXECUTIVE
Date:	March 9, 2016
/s/ Kent Davies
Kent Davies

Exhibit A
Form of General Release

1.	General Release, Claims Not Released and Related Provisions.

a.    General Release of All Claims. Employee knowingly and voluntarily releases and forever discharges Haemonetics Corporation, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

▪	Title VII of the Civil Rights Act of 1964;

▪	Sections 1981 through 1988 of Title 42 of the United States Code;

▪	The Employee Retirement Income Security Act of 1974 ("ERISA") (as modified below);

▪	The Immigration Reform and Control Act;

▪	The Americans with Disabilities Act of 1990;

▪	The Age Discrimination in Employment Act of 1967 (“ADEA”);

▪	The Worker Adjustment and Retraining Notification Act;

▪	The Fair Credit Reporting Act;

▪	The Family and Medical Leave Act;

▪	The Equal Pay Act;

▪	The Genetic Information Nondiscrimination Act of 2008;

▪	The Massachusetts Plant Closing Laws, M.G.L. c. 151A, § 71A, as amended;

▪	The Massachusetts Fair Employment Practices Act, M.G.L c. 151B, as amended;

▪	The Massachusetts State Wage and Hour Laws, M.G.L., c. 149-151, et seq.;

▪	The Massachusetts Occupational Safety and Health Laws;

▪	The Massachusetts Equal Rights Act, M.G.L. c. 93, § 102, as amended;

▪	The Massachusetts Equal Pay Act, M.G.L. c. 149, § 105A-C, as amended;

▪	The Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, as amended;

▪	The Massachusetts Payment of Wages Law, M.G.L. c. 149, § 148 et seq., as amended;

▪	The Massachusetts Equal Rights for the Elderly and Disabled Law, M.G.L. c. 93, § 103, as amended;

▪	The Massachusetts AIDS Testing Law, M.G.L. c. 111, § 70F, as amended;

▪	The Massachusetts Civil Rights Act, M.G.L. c. 12, 11H & I, as amended;

▪	The Massachusetts Privacy Law, M.G.L. c. 214, § 1B, as amended;

▪	The Massachusetts Sexual Harassment Statute, M.G.L. c. 214, § 1C, as amended;

▪	The Massachusetts Consumer Protection Act, M.G.L. c. 93A, as amended;

▪	The Massachusetts Small Necessities Leave Act, M.G.L. c. 149, § 52D, as amended;

▪	any other federal, state or local law, rule, regulation, or ordinance;

▪	any public policy, contract, tort, or common law; or

▪	any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

b.    Claims Not Released. Employee is not waiving any rights he/she may have to: (a) his/her own vested accrued employee benefits under the Haemonetics Corporation health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; r (e) challenge the validity of this Agreement and/or (f) any rights under applicable D&O insurance.

c.    Governmental Agencies. Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

d)    Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Haemonetics Corporation or any other Releasee identified in this Agreement is a party.

5.    Acknowledgments and Affirmations. Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Haemonetics Corporation. Employee also affirms that Employee has reported all hours worked as of the date Employee signs this Agreement and has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Employee signs this

Agreement. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.
Employee further affirms that Employee has no known workplace injuries or occupational diseases that have not been reported to Haemonetics Corporation in writing or adjudicated. Employee also affirms that Employee has not divulged any proprietary or confidential information of Haemonetics Corporation and will continue to maintain the confidentiality of such information consistent with the Company’s policies and Employee’s agreement(s) with Haemonetics Corporation and/or common law.

Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Haemonetics Corporation or its officers, including any allegations of corporate fraud. Employee affirms that all of the Company’s decisions regarding Employee's pay and benefits through the date of Employee's execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

6.    Waiver of ADEA Claims. Employee agrees that by signing this Agreement, Employee waives any claims he/she may have under the Age Discrimination in Employment Act of 1967 (the “ADEA”). Employee agrees this waiver is knowing and voluntary. Employee and the Company agree this waiver does not apply to ADEA claims or rights that might arise after Employee signs this Agreement. Employee also agrees Employee has no right to the Severance Pay unless Employee signs this Agreement. Employee also agrees that this Agreement advises Employee in writing that:

▪	Employee should consult with an attorney before signing this Agreement;

▪	Employee has up to 21 calendar days to consider whether to sign this Agreement, starting from the date Employee receives this Agreement;

▪	Employee has 7 days after signing this Agreement to revoke it;

▪	If Employee revokes this Agreement Employee will not receive the Severance Pay; and

▪	This Agreement does not prevent Employee from later challenging the validity of the Agreement or from filing a charge with any government agency.